As filed with the Securities and Exchange Commission on September 1, 2017

Registration No. 333-181836

Registration No. 333-204136

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-181836

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-204136

UNDER

THE SECURITIES ACT OF 1933

Novadaq Technologies Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ontario	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5090 Explorer Drive Suite 202, Mississauga Ontario, Canada	L4W 4LS
(Address of Principal Executive Offices)	(Zip Code)

Novadaq Technologies Inc. Second Amended and Restated Stock Option Plan

Novadaq Technologies Inc. Long Term Incentive Plan

(Full Title of the Plan)

C T Corporation

111 Eighth Avenue

13th Floor

New York, New York 10011

(Name and address of agent for service)

(215) 399-9444

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Singer Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5l 1B9 (416) 869-5500	David S. Rosenthal, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036 (212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Novadaq Technologies Inc. (the “Company”), filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-181836, registering the issuance of 3,982,765 Common Shares, no par value per share, of the Company under the Novadaq Technologies Inc. Second Amended and Restated Stock Option Plan, filed with the SEC on June 1, 2012.

•                  Registration Statement No. 333-204136, registering the issuance of 10,000,000 Common Shares, no par value per share, of the Company under the Novadaq Technologies Inc. Long Term Incentive Plan, filed with the SEC on May 13, 2015.

On September 1, 2017, pursuant to the Arrangement Agreement, dated June 16, 2017, by and among Stryker Corporation, a Michigan corporation (“Stryker”), Stryker Canada Operations ULC, a British Columbia unlimited liability company, and the Company, Stryker purchased all of the issued and outstanding shares of the Company (the “Acquisition”).

As a result of the Acquisition, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mississauga, Province of Ontario, Canada, on this 1st day of September 2017.

NOVADAQ TECHNOLOGIES INC (Registrant)

By:	/s/ Rick Mangat
Rick Mangat President and Chief Executive Officer (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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